Exhibit 99.1

For Immediate Release

XFONE Completes Acquisition of NTS Communications

- Anticipated Combined Annualized Revenues Exceed $110 Million Compared to $37.9 Million in 2006 –

- Combined Annualized EBITDA Expected to Exceed $14 Million -

- Acquisition Dramatically Increases XFONE’s Scale With Significant Opportunities To Drive Operating Synergies -

- NTS Adds State-Of-The-Art, Fiber-To-The-Premise-Network With Unique Voice, Cable and Data “Triple Play” Offering -

Jackson, Mississippi – February 27, 2008 – XFONE, Inc. (AMEX and TASE: XFN) announced that it has completed its acquisition of NTS Communications, Inc., a premier provider of integrated voice, data and video solutions, headquartered in Lubbock, Texas.  The acquisition significantly expands XFONE’s service area and creates a diversified communications services company with anticipated combined annualized revenues and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) exceeding $110 million and $14 million, respectively.

The purchase price for the acquisition is approximately $42 million (excluding acquisition related costs).  The acquisition was financed through bonds rated A3 (by Midroog Ltd., an affiliate of Moody’s), as well as equity.   Following the acquisition, XFONE has approximately 18.4 million shares outstanding and approximately $32 million in largely non-secured debt.  As of July 31, 2007, NTS, as a stand-alone company, generated approximately $8.8 million in operating cash flow.

The NTS acquisition accelerates XFONE’s growth strategy, significantly expands its reach and enhances the Company’s service offerings in the United States. NTS operates the largest “non-ILEC” telecommunications network in West Texas with approximately 47,500 residential and business customers.  Most notably, NTS has invested over $23 million in developing a Fiber-to-the-Premise (FTTP) platform, which enables unique economies and allows NTS to provide a voice, data and cable “triple play” offering to its customers.

The acquisition is expected to dramatically enhance XFONE’s revenues, cash flows, and profitability while concurrently positioning the company to take advantage of significant opportunities to drive future growth and profits through innovative service offerings and operating synergies. For the first nine months of 2007, on an unaudited pro forma combined basis, adjusted revenues for the combined company totaled $85.8 million with approximately $11 million in EBITDA.

Guy Nissenson, XFONE’s President and CEO, commented, “This acquisition transforms the scale of our operations and creates an exciting growth platform for our U.S. business.  The capital structure of the combined company is even stronger than we originally anticipated with a healthy balance sheet and strong operating cash flow.  We are starting to integrate XFONE USA with NTS and are increasingly confident that we will be able to drive enhanced margins, cash flow and profitability in the U.S. market.”

Mr. Nissenson continued, “With its FTTP, NTS provides a technology and service offering that has demonstrated high customer adoption and retention rates with very high gross margins.  We see growth opportunities not only through our ability to offer FTTP to new customers in the Lubbock, Levelland and Smyer, Texas markets, but also through the migration of NTS’ existing telecommunications customers.”

In October 2007, NTS was approved by the United States Department of Agriculture to receive $11.8 million in Rural Utilities Service (RUS) broadband loan funding to construct an FTTP optical network in the Levelland and Smyer, Texas markets that mirrors its service capabilities in Lubbock.

Mr. Nissenson continued, “In addition to contributing a high-quality facilities-based telecommunications network, a solid base of loyal customers, an effective sales and service operation and a 25 year history in Texas, the NTS acquisition also enhances our team with the addition of Barbara Baldwin, Brad Worthington and Jerry Hoover who will stay on as executive officers on NTS.  NTS has developed a culture of operational excellence with a focus on superior customer care and account management which has resulted in high customer satisfaction and low customer churn.  I welcome them to our team and look forward to working with each of them.”

XFONE was advised on the transaction by New York City based Oberon Securities, LLC.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE, Inc. is an international voice, video and data communications services provider with operations in the United Kingdom, the United States and Israel that offers a wide range of services, which include: local, long distance and international telephony services; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities.  The Company serves customers worldwide. For the Company’s website, please visit: www.xfone.com

About NTS Communications, Inc.

NTS Communications, Inc. is a West Texas communications company dedicated to providing superior customer care and high quality products and services.  NTS has been supplying telecommunications services to customers in the Southwest region of the United States since 1981. For the company’s website, please visit: www.ntscom.com

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

U.S. IR Contact
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 1.203.972.9200.
E-mail: jnesbett@institutionalms.com
Xfone Contact
Niv Krikov
Chief Financial Officer
Phone: + 972.39254446 (Israel)
E-mail: niv@xfone.com
Israel IR Contact Zvi Rabin Kwan Communications Tel: +972 50 560 0140 E-mail: zvi@kwan.co.il